EXHIBIT 99.1

NEWS RELEASE

RANGE ANNOUNCES GAS DISCOVERY AND PROVIDES OPERATIONS UPDATE

FORT WORTH, TEXAS, FEBRUARY 17, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced a gas discovery and provided an update on its operations. The Company recently drilled and completed a onshore Gulf Coast gas discovery, in which it owns a 68% working interest. The well encountered 55 feet of high quality pay, of which the bottom 30 feet were initially perforated. The well tested 7.4 (3.7 net) Mmcfe per day with a flowing tubing pressure of approximately 9,300 psi. The well is expected to be placed on production within 60 days upon completion of a pipeline tie-in. The well was drilled based on 3-D seismic and, subject to the well’s performance, Range owns sufficient acreage where additional wells could be drilled. The Company is withholding information as to specific location and formation due to competitive reasons.

Providing an operations update, the Company’s 2004 drilling program is off to a solid start with 11 drilling rigs currently running. For 2004, 409 gross (237 net) wells are projected to be drilled as part of the Company’s $126 million capital budget. The 2004 capital budget represents a 17% increase over the prior year, excluding acquisitions.

Current drilling operations include one rig in the Texas Panhandle, where the Company is continuing to expand its successful 9,000 foot Morrow play. Range’s most recent well in this area was placed on production in January at 4.0 (2.2 net) Mmcfe per day. In the Watonga Chickasha area of western Oklahoma, a 9,400 foot Springer well recently spud. The Company also has several deeper tests planned, including a 12,500 foot Red Fork well, which should spud within the next two weeks. For 2004, the Company anticipates drilling up to 50 wells in the Midcontinent region.

In West Texas, a two-rig program was recently initiated in the Fuhrman-Mascho Field to drill 18 wells to the shallow San Andres formation. To date, the first three wells have been successfully completed for 2.7 (2.1 net) Mmcfe per day. In Sutton County, the Wess Hill #13 (56% working interest) was drilled to the Strawn formation and is producing at 1.2 (0.6 net) Mmcfe per day. In Sterling County, a two-rig program will begin later this month in the Conger Field, where 25 wells are scheduled for 2004. A portion of the drilling will be on leasehold acquired in the Conger Field purchase completed in December 2003.

In the Gulf Coast division, activities are underway both onshore and in the shallow waters of the Gulf of Mexico. Onshore in South Louisiana, the Hubbard #1 well, (26% working interest) a 14,000 foot test is currently drilling at 13,000 feet. A second 11,200 foot test is scheduled to spud in March. Offshore, two wells, the State Lease 17619 #1 (32.7% working interest) which logged 30 feet of pay and the High Island 111 A-10 ST (17.1% working interest) which logged 25 feet of pay, are in the process of being completed. In West Cameron, the Block 56 #17 well (25% working interest) which is a 14,000 foot offset to the 45 #20 discovery drilled in 2002, recently spud and is drilling at 9,000 feet. Additionally, Range has completed arrangements to drill its Falcon prospect in East Cameron. The Company will retain a 25% working interest to casing point and a 37.5% working interest after casing point in this 17,500 foot test which is anticipated to spud in the second quarter.

In Appalachia, the Company has four rigs active with 17 wells drilled to date. For the year, 245 development wells and 19 deeper wells are planned, including 5 wells to test the Trenton Black River formation.

Commenting on the announcement, John Pinkerton, Range’s President, said, “Our 2004 drilling program is well-balanced between lower risk development, moderate risk exploitation and higher risk exploration. Our drilling program is off to a good start in 2004, with continued success in our existing fields, and our new gas discovery. Coupled with the momentum of the Conger Field acquisition completed in December, we are well-positioned to have a superb year, both operationally and financially. We will continue to focus on our strategy of drillbit growth coupled with complementary acquisitions.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated capital expenditures, reserve replacement, production rates, well costs and the number of wells to be drilled are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-4
Contact:	Rodney Waller, Senior Vice President Karen Giles (817)870-2601 www.rangeresources.com

6